PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED SEPTEMBER 18, 1998

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-59513

                                     [LOGO]

                        $250,000,000 PRINCIPAL AMOUNT OF
                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

           6,313,131 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

    Genzyme previously issued $250,000,000 principal amount of 5 1/4% convertible subordinated notes due 2005. Holders of these notes can convert principal into shares of Genzyme General Division Common Stock. This prospectus supplement relates to sales of these notes and such shares.

    A copy of the prospectus dated September 18, 1998 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

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    INVESTING IN THE 5 1/4% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 19, 2000.

      Genzyme Corporation  -  One Kendall Square, Cambridge, Massachusetts
                            02139  -  (617) 252-7500

                            SELLING SECURITYHOLDERS

    The information in the following table is presented as of April 18, 2000 and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                        PRINCIPAL AMOUNT OF    NUMBER OF SHARES    NUMBER OF SHARES OF GGD
                                        NOTES BENEFICIALLY      OF GGD STOCK+       STOCK+ ISSUABLE UPON
                                         OWNED THAT MAY BE    BENEFICIALLY OWNED   CONVERSION OF THE NOTES
NAME                                          SOLD(1)         PRIOR TO OFFERING      THAT MAY BE SOLD(2)
----                                    -------------------   ------------------   -----------------------
Goldman Sachs & Company...............        $100,000                  0                   2,525

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+   Genzyme General Division Common Stock.

(1) The notes which are offered for sale by this Prospectus represent all the notes held by each of the selling securityholders and less than 1% of the notes outstanding.

(2) Assumes conversion of the full amount of notes held by such holder at the initial rate of 25.2525 shares of Genzyme General Division Common Stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may be adjusted under certain circumstances. See "DESCRIPTION OF NOTES--Conversion Rights" beginning on page 16 of the prospectus. Accordingly, the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of Genzyme's Indenture dated May 22, 1998, fractional shares will not be issued upon conversion of the notes; cash will be paid instead of fractional shares, if any.

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